EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of JRjr33, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-200717) of JRjr33, Inc. of our report dated October 18, 2017, relating to the consolidated financial statements appearing in this Annual Report on Form 10-K of JRjr33, Inc. for the year ended December 31, 2016.

/s/ Whitley Penn LLP

Dallas, Texas
October 18, 2017